Exhibit 99.1

Subject to FRE 408

THIS RESTRUCTURING SUPPORT AGREEMENT IS NOT AN OFFER OR ACCEPTANCE WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. NOTHING CONTAINED IN THIS RESTRUCTURING SUPPORT AGREEMENT SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE AGREEMENT EFFECTIVE DATE ON THE TERMS DESCRIBED HEREIN, DEEMED BINDING ON ANY OF THE PARTIES HERETO.

RESTRUCTURING SUPPORT AGREEMENT

This RESTRUCTURING SUPPORT AGREEMENT (including all exhibits, annexes, and schedules hereto in accordance with Section 17.02, this “Agreement”) is made and entered into as of [●], 2018 (the “Execution Date”), by and among the following parties, each in the capacity set forth on its signature page to this Agreement (each of the following described in sub-clauses (i) through (iii) of this preamble, collectively, the “Parties”):1

i.	iHeartMedia, Inc., a corporation incorporated under the Laws of Delaware (“iHeart”) and each of its respective direct and indirect wholly-owned subsidiaries that have executed and delivered counterpart signature pages to this Agreement to counsel to the Consenting Stakeholders (the entities in this clause (i), collectively, the “Company Parties”);

ii.	the undersigned holders of, or nominees, investment advisors, sub-advisors or managers of funds or accounts that hold Term Loan Credit Facility Claims, PGN Claims, Legacy Notes Claims, and/or 2021 Notes Claims that have executed and delivered counterpart signature pages to this Agreement to counsel to the Company Parties (who shall promptly provide copies of such signature pages (with the Company Claims/Interests redacted) to counsel to the other Consenting Stakeholders) (the entities in this clause (ii), collectively, the “Consenting Creditors”); and

iii.	the undersigned holders of, or nominees, investment advisors, sub-advisors or managers of funds or accounts that hold Equity Interests that have executed and delivered counterpart signature pages to this Agreement to counsel to the Company Parties (who shall promptly provide copies of such signature pages to counsel to the other Consenting Stakeholders) (the entities in this clause (iii), collectively, the “Consenting Sponsors,” and together with the Consenting Creditors, the “Consenting Stakeholders”).

[1]	Capitalized terms used but not defined in the preamble and recitals to this Agreement have the meanings ascribed to them in Section 1.

RECITALS

WHEREAS, the Company Parties and the Consenting Stakeholders have in good faith and at arms’ length negotiated or been apprised of certain restructuring and recapitalization transactions with respect to the Company Parties’ capital structure on the terms set forth in this Agreement and as specified in the term sheet attached as Exhibit A hereto (the “Restructuring Term Sheet” and, such transactions as described in this Agreement and the Restructuring Term Sheet, the “Restructuring Transactions”);

WHEREAS, the Company Parties intend to implement the Restructuring Transactions by commencing voluntary cases under chapter 11 of the Bankruptcy Code in the Bankruptcy Court (the cases commenced, the “Chapter 11 Cases”); and

WHEREAS, the Parties have agreed to take certain actions in support of the Restructuring Transactions on the terms and conditions set forth in this Agreement and the Restructuring Term Sheet;

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Party, intending to be legally bound hereby, agrees as follows:

AGREEMENT

Section 1.    Definitions and Interpretation.

1.01.    Definitions. The following terms shall have the following definitions:

“2019 PGNs” means the 9.000% Priority Guarantee Notes due 2019 issued by iHeartCommunications, Inc.

“2019 PGN Claims” means any Claim on account of the 2019 PGNs.

“2021 Noteholder Group” means that ad hoc group of holders of 2021 Notes Claims represented by Gibson, Dunn & Crutcher LLP and GLC Advisors & Co.

“2021 Notes” means the 14.000% senior notes due 2021, issued by iHeartCommunications, Inc.

“2021 Notes Claim” means any Claim on account of the 2021 Notes.

“Affiliate” shall have the meaning set forth in section 101(2) of the Bankruptcy Code.

“Agent” means any facility agent or collateral agent under the Term Loan Credit Facility, including any successors thereto.

“Agents/Trustees” means, collectively, all of the Agents and Trustees.

“Agreement” has the meaning set forth in the preamble to this Agreement and, for the avoidance of doubt, includes all the exhibits, annexes, and schedules hereto in accordance with Section 17.02 (including the Restructuring Term Sheet).

“Agreement Effective Date” means the date on which the conditions set forth in Section 2 have been satisfied or waived by the appropriate Party or Parties in accordance with this Agreement.

“Agreement Effective Period” means, with respect to a Party, the period from the Agreement Effective Date to the Termination Date applicable to that Party (except where a provision of this Agreement survives the Termination Date according to Section 17.19, in which case such provision shall remain in effect to the extent set forth in Section 17.19).

“Alternative Restructuring Proposal” means any inquiry, proposal, offer, bid, term sheet, or discussion with respect to a new money investment, restructuring, reorganization, merger, amalgamation, acquisition, consolidation, dissolution, debt investment, equity investment, liquidation, tender offer, recapitalization, plan of reorganization, share exchange, business combination, sale, or similar transaction involving any one or more Company Parties or the debt, equity, or other interests in any one or more Company Parties that is an alternative to one or more of the Restructuring Transactions identified in the Restructuring Term Sheet.

“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101–1532, as amended.

“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state of New York.

“Causes of Action” means any action, Claim, cause of action, controversy, demand, right, action, Lien, indemnity, Equity Interest, guaranty, suit, obligation, liability, damage, judgment, account, defense, offset, power, privilege, license, and franchise of any kind or character whatsoever, whether known, unknown, contingent or noncontingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively, in contract or in tort, in law or in equity, or pursuant to any other theory of law.

“CCOH” means Clear Channel Outdoor Holdings, Inc., a corporation incorporated under the laws of Delaware.

“Chapter 11 Cases” has the meaning set forth in the recitals to this Agreement.

“Claim” means (a) a right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured and calculated together with all applicable accrued interest, fees and commission due, owing or incurred from time to time by any Company Party or an applicable obligor or security provider or (b) a right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured. For the avoidance of doubt, the definition of claim as defined in this Agreement is no less broad than the definition of claim as defined in section 101(5) of the Bankruptcy Code.

“Company Claims/Interests” means, collectively, all Claims against, and Equity Interests in, a Company Party, including the Term Loan Credit Facility Claims, the PGN Claims, the Legacy Notes Claims, the 2021 Notes Claims, and the Equity Interests.

“Company Parties” has the meaning set forth in the preamble to this Agreement.

“Confidentiality Agreement” means an executed confidentiality agreement, including with respect to the issuance of a “cleansing letter” or other public disclosure of material non-public information agreement, in connection with any proposed Restructuring Transactions.

“Confirmation Order” means an order by the Bankruptcy Court confirming the Plan.

“Consenting 2021 Noteholders” means the Consenting Stakeholders that are part of the 2021 Noteholder Group.

“Consenting Creditors” has the meaning set forth in the preamble to this Agreement.

“Consenting Senior Creditors” means Consenting Creditors holding Term Loan Credit Facility Claims or PGN Claims, including any Affiliate of any Consenting Sponsor to the extent it holds any Term Loan Credit Facility Claims or PGN Claims.

“Consenting Sponsors” has the meaning set forth in the preamble to this Agreement.

“Consenting Stakeholders” has the meaning set forth in the preamble to this Agreement.

“Consenting Term Loan/PGN Group Creditors” means the Consenting Stakeholders that are part of the Term Loan/PGN Group.

“Consistent Alternative Proposal” means an Alternative Restructuring Proposal from or with any Entity that is approved by both the Company Parties and the Required Consenting Senior Creditors and that does not (a) decrease the value of the distributions to the 2021 Notes Claims or the Equity Interests specified in the Agreement or the Restructuring Term Sheet, (b) provide for a greater distribution to holders of Equity Interests than that set forth in the Restructuring Term Sheet, or (c) impair the releases provided to, the 2021 Notes Claims or the Equity Interests specified in the Agreement or the Restructuring Term Sheet; provided, however, that in no event shall the value of distributions to any holder of a Term Loan Credit Facility Claim or a PGN Claim under a Consistent Alternative Proposal exceed the full amount of such holder’s Term Loan Credit Facility Claim or PGN Claim to which such holder is entitled under applicable Law.

“Definitive Documents” means the documents set forth in Section 3.01.

“Disclosure Statement” a disclosure statement, including any exhibits, appendices, related documents, ballots, and procedures related to the solicitation of votes to accept or reject the Plan, in each case, as amended, supplemented, or otherwise modified from time to time in accordance with the terms hereof, and that is prepared and distributed in accordance with, among other things, sections 1125, 1126(b), and 1145 of the Bankruptcy Code, Rule 3018 of the Federal Rules of Bankruptcy Procedure, and other applicable law.

“Entity” shall have the meaning set forth in section 101(15) of the Bankruptcy Code.

“Equity Interests” means, collectively, the shares (or any class thereof), common stock, preferred stock, limited liability company interests, and any other equity, ownership, or profits interests of iHeartMedia, Inc., and options, warrants, rights, or other securities or agreements to acquire or subscribe for, or which are convertible into the shares (or any class thereof) of, common stock, preferred stock, limited liability company interests, or other equity, ownership, or profits interests of iHeartMedia, Inc. (in each case whether or not arising under or in connection with any employment agreement).

“Execution Date” has the meaning set forth in the preamble to this Agreement.

“Financing Order” means any order entered in the Chapter 11 Cases authorizing the use of debtor in possession financing or cash collateral (whether interim or final) or providing adequate protection in respect of Term Loan Credit Facility Claims and/or PGN Claims.

“First Day Pleadings” means the first-day pleadings that the Company Parties determine are necessary or desirable to file.

“Junior Debt Claims” means the Legacy Notes Claims and the 2021 Notes Claims.

“Law” means any federal, state, local, or foreign law (including common law), statute, code, ordinance, rule, or regulation, in each case, that is validly adopted, promulgated, or issued by a governmental authority of competent jurisdiction.

“Legacy Notes” means the 6.875% senior notes due 2018 and 7.250% senior notes due 2027, issued by iHeartCommunications, Inc.

“Legacy Notes Claims” means any Claim on account of the Legacy Notes.

“Lien” shall have the meaning set forth in section 101(37) of the Bankruptcy Code.

“Milestone” shall have the meaning set forth in the Restructuring Term Sheet.

“Other PGNs” means the PGNs other than the 2019 PGNs.

“Other PGN Claims” means the PGN Claims other than the 2019 PGN Claims.

“Outside Date” means the date that is 365 days from the Petition Date; provided that the Parties shall negotiate in good faith for a reasonable extension of the Outside Date if the Parties have otherwise complied with the terms of the Definitive Documents and all other events and actions necessary for the occurrence of the Restructuring Effective Date have occurred other than the receipt of regulatory or other approval of a governmental unit necessary for the occurrence of the Restructuring Effective Date.

“Parties” has the meaning set forth in the preamble to this Agreement.

“Permitted Transferee” means each transferee who meets the requirements of Section 8.01.

“Petition Date” means the first date any of the Company Parties commences a Chapter 11 Case.

“PGN Claim” means any Claim on account of the PGNs.

“PGNs” means, collectively, the 9.000% Priority Guarantee Notes due 2019, 9.000% Priority Guarantee Notes due 2021, 11.250% Priority Guarantee Notes due 2021, 9.000% Priority Guarantee Notes due 2022, and 10.625% Priority Guarantee Notes due 2023, issued by iHeartCommunications, Inc.

“Plan” means a chapter 11 plan of reorganization for the Company Parties through which the Restructuring Transactions will be effected.

“Plan Supplement” means the compilation of documents and forms of documents, schedules, and exhibits to the Plan that will be filed by the Company Parties with the Bankruptcy Court.

“Qualified Marketmaker” means an entity that (a) holds itself out to the public or the applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers Company Claims/Interests (or enter with customers into long and short positions in Company Claims/Interests), in its capacity as a dealer or market maker in Company Claims/Interests and (b) is, in fact, regularly in the business of making a market in claims against issuers or borrowers (including debt securities or other debt).

“Required Consenting Creditors” means the Required Consenting 2021 Noteholders and the Required Consenting Senior Creditors.

“Required Consenting 2021 Noteholders” means, as of the relevant date, (i) with respect to any consent, amendment, waiver, or other modification to the Restructuring Term Sheet, (ii) with respect to any consent, amendment, waiver, or other modification to the Definitive Documents, and (iii) for all other purposes under this Agreement, in each case solely to the extent such consent is required by this Agreement, holders of 2021 Notes Claims equal to at least 50.01% of the aggregate outstanding 2021 Notes Claims that are held by the Consenting Creditors at all times excluding any 2021 Notes Claims held by any Company Party or its direct and indirect wholly-owned subsidiaries; provided, however, that, with respect to clauses (i) and

(iii) above, if any holder of 2021 Notes Claims fails to respond to a request, delivered in accordance with the requirements of Section 17.11, for a consent, waiver, or amendment of or in relation to any of the terms of this Agreement within ten (10) Business Days of that request being made (unless the Company Parties agree to a longer period), the outstanding principal amount of such holder’s Claims at such time shall not be included for the purpose of calculating the aggregate outstanding principal amount of 2021 Notes Claims held by all such Holders of the 2021 Noteholder Group at such time when ascertaining whether any relevant percentage of the aggregate outstanding principal amount of 2021 Notes Claims held by all members of the 2021 Noteholder Group has been obtained to approve that request.

“Required Consenting Senior Creditors” means, as of the relevant date, (i) with respect to any consent, amendment, waiver, or other modification to the Restructuring Term Sheet, (ii) with respect to any consent, amendment, waiver, or other modification to the Definitive Documents, and (iii) for all other purposes under this Agreement, holders of PGN Claims and Term Loan Credit Facility Claims equal to at least 50.01% of the aggregate outstanding PGN Claims and Term Loan Credit Facility Claims that are held by the Consenting Senior Creditors who are not Consenting 2021 Noteholders or Company Parties; provided, however, that, with respect to clauses (i) and (iii) above, if any holder of PGN Claims or Term Loan Credit Facility Claims fails to respond to a request, delivered in accordance with the requirements of Section 17.11, for a consent, waiver, or amendment of or in relation to any of the terms of this Agreement within ten (10) Business Days of that request being made (unless the Company Parties agree to a longer period), the outstanding principal amount of such holder’s Claims at such time shall not be included for the purpose of calculating the aggregate outstanding principal amount of PGN Claims or Term Loan Credit Facility Claims held by all such Consenting Senior Creditors at such time when ascertaining whether any relevant percentage of the aggregate outstanding principal amount of PGN Claims or Term Loan Credit Facility Claims held by all Consenting Senior Creditors has been obtained to approve that request.

“Restricted Period” means the period commencing as of the date each Consenting Stakeholder, as applicable, executes this Agreement until the Termination Date, as to such Consenting Stakeholder.

“Restructuring Effective Date” means the occurrence of the Effective Date of the Plan according to its terms.

“Restructuring Term Sheet” has the meaning set forth in the recitals to this Agreement.

“Restructuring Transactions” has the meaning set forth in the recitals to this Agreement.

“Rules” means Rule 501(a)(1), (2), (3), and (7) of the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended.

“Solicitation Materials” means all solicitation materials in respect of the Plan.

“Termination Date” means the date on which termination of this Agreement as to a Party is effective in accordance with Sections 12.01, 12.02, 12.03, or 12.04.

“Term Loan/PGN Group” means that ad hoc group of holders of Term Loan Credit Facility Claims and PGN Claims that are parties to that certain Third Cooperation Agreement dated June 16, 2017.

“Term Loan/PGN Group Representatives” means Jones Day and PJT Partners LP.

“Term Loan Credit Facility” means both the Term Loan D Facility due 2019 and the Term Loan E Facility due 2019

“Term Loan Credit Facility Claims” means any Claim on account of the Term Loan Credit Facility.

“Texas Litigation” means the following proceedings: (a) iHeartCommunications, Inc. v. Benefit Street Partners LLC et al., No. 2016 CI 04006 in the District Court of Bexar County, Texas; (b) iHeartCommunications, Inc. v. Canyon Capital Advisors LLC et al., No. 2016 CI 07857 in the District Court of Bexar County, Texas; and (c) iHeartCommunications, Inc. et al. v. Benefit Street Partners LLC et al., Civ. A. No. 5:17-00009 in the District Court of Bexar County, Texas (Case No. 2016 CI 12468).

“Transfer” means to (i) sell, resell, contract to sell, reallocate, use, pledge, assign, transfer, hypothecate, participate, donate, give, offer, sell any option or contract to purchase, grant a participation interest in, or otherwise encumber or dispose of, directly or indirectly (including through derivatives, options, swaps, pledges, forward sales or other transactions); provided, however, that holding securities attesting ownership of Company Claims/Interests in an account with a broker-dealer where the broker-dealer holds a security interest or other encumbrance over property in the account generally, which security interest or other encumbrance is released upon transfer of such securities, shall not constitute a “Transfer” for purposes hereof or (ii) grant any proxies, deposit of any Claims against the company Parties into a voting trust, or enter into a voting agreement with respect to any such Claims.

“Transfer Agreement” means an executed form of the transfer agreement providing, among other things, that a transferee is bound by the terms of this Agreement and substantially in the form attached hereto as Exhibit B.

“Trustee” means any indenture trustee, collateral trustee, or other trustee or similar entity under the PGNs, the Legacy Notes, and the 2021 Notes, including any successors thereto.

1.02.    Interpretation. For purposes of this Agreement:

(a)    in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender;

(b)    capitalized terms defined only in the plural or singular form shall nonetheless have their defined meanings when used in the opposite form;

(c)    unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions;

(d)    unless otherwise specified, any reference herein to an existing document, schedule, or exhibit shall mean such document, schedule, or exhibit, as it may have been or may be amended, restated, supplemented, or otherwise modified from time to time; provided that any capitalized terms herein which are defined with reference to another agreement, are defined with reference to such other agreement as of the date of this Agreement, without giving effect to any termination of such other agreement or amendments to such capitalized terms in any such other agreement following the date hereof;

(e)    unless otherwise specified, all references herein to “Sections” are references to Sections of this Agreement;

(f)    the words “herein,” “hereof,” and “hereto” refer to this Agreement in its entirety rather than to any particular portion of this Agreement;

(g)    captions and headings to Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Agreement;

(h)    references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable limited liability company Laws;

(i)    the use of “include” or “including” is without limitation, whether stated or not; and

(j)    the phrase “counsel to the Consenting Stakeholders” refers in this Agreement to each counsel specified in Section 17.11 other than counsel to the Company Parties.

Section 2.    Effectiveness of this Agreement.

(a)    This Agreement shall become effective and binding upon each of the Parties at 12:00 a.m., prevailing Eastern Standard Time, on the Agreement Effective Date, which is the date on which all of the following conditions have been satisfied or waived in accordance with this Agreement:

(i)    each of the Company Parties shall have executed and delivered counterpart signature pages of this Agreement to counsel to each of the Consenting Stakeholders;

(ii)    unless waived or modified by the Company Parties, the Required Consenting Senior Creditors, and the Consenting Sponsors, the following parties shall have executed and delivered counterpart signature pages of this Agreement to counsel to each of the Consenting Stakeholders and counsel to the Company Parties:

(A)	holders of at least 67% of the aggregate outstanding principal amount of Term Loan Credit Facility Claims and PGN Claims;

(B)	holders of at least 67% of the aggregate outstanding principal amount of Junior Debt Claims, excluding any Junior Debt Claims held by Company Parties or their Affiliates who are not Consenting Sponsors; and

(C)	the Consenting Sponsors.

(iii)    counsel to iHeart shall have given notice to counsel to the Consenting Stakeholders in the manner set forth in Section 17.11 hereof that the other conditions to the Agreement Effective Date set forth in this Section 2(a) have occurred.

Section 3.    Definitive Documents.

3.01.    The Definitive Documents governing the Restructuring Transactions shall consist of this Agreement and the following: (A) the Plan (and all exhibits thereto); (B) the Confirmation Order and pleadings in support of entry of the Confirmation Order; (C) the Disclosure Statement and pleadings in support of approval of the Disclosure Statement; (D) the Solicitation Materials; (E) any order of the Bankruptcy Court approving the Disclosure Statement and the other Solicitation Materials; (F) the Financing Order and any credit agreement (including any amendments, modifications, and supplements thereto); (G) the First Day Pleadings and all orders sought pursuant thereto; and (H) the Plan Supplement.

3.02.    The Definitive Documents not executed or in a form attached to this Agreement as of the Execution Date remain subject to negotiation and completion. Upon completion, the Definitive Documents and every other document, deed, agreement, filing, notification, letter or instrument related to the Restructuring Transactions shall contain terms, conditions, representations, warranties, and covenants consistent with the terms of this Agreement, including the Restructuring Term Sheet, as they may be modified, amended, or supplemented in accordance with Section 16. Further, the Definitive Documents not executed or in a form attached to this Agreement as of the Execution Date shall otherwise be in form and substance reasonably acceptable to the Company Parties, the Required Consenting Senior Creditors, and, (a) solely with respect to those terms and provisions that would have a material adverse effect on the value of the distributions to the holders of 2021 Notes Claims or impair the releases in favor of the Required Consenting 2021 Noteholders provided under the Plan as described in Annex 2 to the Restructuring Term Sheet, the Required Consenting 2021 Noteholders, and (b) solely with respect to those terms and provisions that would have a material adverse effect on the value of the distributions to the Consenting Sponsors on account of their Equity Interests or impair the releases in favor of the Consenting Sponsors provided under the Plan as described in Annex 2 to the Restructuring Term Sheet, the Consenting Sponsors.

Section 4. Commitments of the Consenting Stakeholders.

4.01.    General Commitments, Forbearances, and Waivers.

(a)    During the Agreement Effective Period, each Consenting Stakeholder (severally and not jointly) agrees in respect of all of its Company Claims/Interests pursuant to this Agreement to:

(i)    support the Restructuring Transactions and timely vote and exercise any powers or rights available to it (including in any board, shareholders’, or creditors’ meeting or in any process requiring voting or approval to which they are legally entitled to participate) in each case in favor of any matter requiring approval to the extent necessary to implement the Restructuring Transactions;

(ii)    use commercially reasonable efforts to cooperate with and assist the Company Parties in obtaining additional support for the Restructuring Transactions from the Company Parties’ other stakeholders;

(iii)    consult and coordinate in good faith with the Company Parties and their representatives or agents regarding the evaluation and consideration of any Alternative Restructuring Proposal that such Consenting Stakeholder may be involved in pursuant to the terms of this Agreement;

(iv)    give any notice, order, instruction, or direction to the applicable Agents/Trustees necessary to give effect to the Restructuring Transactions; and

(v)    negotiate in good faith and use commercially reasonable efforts to execute and implement the Definitive Documents that are consistent with this Agreement to which it is required to be a party.

(b)    During the Agreement Effective Period, each Consenting Stakeholder (severally and not jointly) agrees in respect of all of its Company Claims/Interests pursuant to this Agreement that it shall not directly or indirectly:

(i)    object to, delay, impede, or take any other action to interfere with acceptance, implementation, or consummation of the Restructuring Transactions;

(ii)    either itself or through any representatives or agents (x) except with the prior written consent of the Company Parties or as provided in Section 6.01(j), solicit, initiate, encourage (including by furnishing information), induce, negotiate, facilitate, continue, or respond to any Alternative Restructuring Proposals from or with any Entity or (y) propose, file, support, consent to, seek formal or informal credit committee approval of, or vote for any Alternative Restructuring Proposal (and shall immediately inform the Company Parties and the other Consenting Stakeholders of any notification of an Alternative Restructuring Proposal);

(iii)    initiate, or have initiated on its behalf, any litigation or proceeding that is inconsistent with this Agreement against the Company Parties or the other Parties; and

(iv)    directly or indirectly object to, delay, impede, or take any other action to interfere with the Company Parties’ ownership and possession of their assets, wherever located (including interfering with the automatic stay arising under section 362 of the Bankruptcy Code) that is required to implement this Agreement; provided, however, that nothing in this Agreement shall limit the right of any Party to exercise any right or remedy provided under a Financing Order, the Confirmation Order, or any other Definitive Document.

4.02.    Commitments with Respect to Chapter 11 Cases.

(a)     During the Agreement Effective Period, each Consenting Stakeholder that is entitled to vote to accept or reject the Plan pursuant to its terms agrees that it shall, subject to receipt by such Consenting Stakeholder, whether before or after the commencement of the Chapter 11 Cases, of the Solicitation Materials:

(i)    vote each of its Company Claims/Interests to accept the Plan by delivering its duly executed and completed ballot accepting the Plan on a timely basis following the commencement of the solicitation of the Plan and its actual receipt of the Solicitation Materials and the ballot; and

(ii)    not change, withdraw, amend, or revoke (or cause to be changed, withdrawn, amended, or revoked) any vote referred to in clause (a)(i) above; provided, however, that nothing in this Agreement shall prevent any Party from changing, withholding, amending, or revoking (or causing the same) its timely consent or vote with respect to the Plan if this Agreement has been terminated with respect to such Party.

(b)     During the Agreement Effective Period, each Consenting Stakeholder, in respect of each of its Company Claims/Interests, will support, and will not directly or indirectly object to, delay, impede, or take any other action to interfere with any motion or other pleading or document filed by a Company Party in the Bankruptcy Court that is required to implement this Agreement and does not seek other relief.

(c)    During the Agreement Effective Period, each Consenting Stakeholder agrees that it will not file, will oppose, and will not support any motion to appoint a trustee in one or more of the Chapter 11 Cases of any Company Party or appoint an examiner with expanded powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code.

Section 5.    Additional Provisions Regarding the Consenting Stakeholders’ Commitments. Notwithstanding anything contained in this Agreement, and notwithstanding any delivery of a consent or vote to accept the Plan, by any Consenting Stakeholder, or any acceptance of the Plan by any class of creditors, nothing in this Agreement shall:

(a)    be construed to prohibit any Consenting Stakeholder from contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement;

(b)    be construed to prohibit any Consenting Stakeholder from appearing as a party in interest in any matter to be adjudicated in these Chapter 11 Cases, so long as such appearance and the positions advocated in connection therewith are not materially inconsistent with this Agreement and are not for the purpose of delaying, interfering with, impeding, or taking any other action to delay, interfere with or impede, directly or indirectly, the Restructuring Transactions;

(c)    subject to the terms of Section 4.01(b)(ii) affect the ability of any Consenting Stakeholder to consult with any other Consenting Stakeholder, the Company Parties, or any other party in interest in the Chapter 11 Cases (including any official committee and the United States Trustee);

(d)    impair or waive the rights of any Consenting Stakeholder to assert or raise any objection permitted under this Agreement in connection with the Restructuring Transactions;

(e)    prevent any Consenting Stakeholder from enforcing this Agreement;

(f)    require any Consenting Stakeholder to incur any material financial or other material liability other than as expressly described in this Agreement;

(g)    obligate a Consenting Stakeholder to deliver a vote to support the Plan or prohibit a Consenting Stakeholder from withdrawing such vote, in each case upon the Termination Date (other than as a result of the occurrence of the Restructuring Effective Date); provided that upon the withdrawal of any such vote on or after the Termination Date (other than as a result of the occurrence of the Restructuring Effective Date), such vote shall be deemed void ab initio and such Consenting Stakeholder shall have the opportunity to change its vote;

(h)    require any Consenting Stakeholder to take any action that is prohibited by applicable Law or to waive or forego the benefit of any applicable legal professional privilege;

(i)    prevent any Consenting Stakeholder from taking any action that is required by applicable Law;

(j)    prevent any Consenting Stakeholder by reason of this Agreement or the Restructuring Transactions from making, seeking, or receiving any regulatory filings, notifications, consents, determinations, authorizations, permits, approvals, licenses, or the like;

(k)    be construed as limiting the exercise of fiduciary duties by (a) the Consenting Sponsors or (b) their employees, in each case solely arising from serving on the board of directors of any Company Party;

(l)    prevent any Consenting Stakeholder from taking any customary perfection step or other action as is necessary to preserve or defend the validity, existence or priority of its Company Claims/Interests (including, without limitation, the filing of a proof of claim against any Company Party);

(m)    prohibit any Consenting Stakeholder from taking any action that is not inconsistent with this Agreement; or

(n)    preclude any Consenting Stakeholder from serving on any official committee that may be appointed in the Chapter 11 Cases or from exercising such Consenting Stakeholder’s fiduciary duties as required in its capacity as a member of such committee.

Section 6.    Commitments of the Company Parties.

6.01.    Affirmative Commitments. Except as set forth in Section 7, during the Agreement Effective Period, the Company Parties agree to:

(a)    support and take all steps reasonably necessary and desirable to confirm the Plan and consummate the Restructuring Transactions in accordance with this Agreement, including by complying with Section 4 and Section 5 to the extent they hold or otherwise control any Company Claims/Interests and by electing to seek and prosecute confirmation of the Plan over any non-accepting class;

(b)    to the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the Restructuring Transactions contemplated herein, support and take all steps reasonably necessary and desirable to address any such impediment;

(c)    use commercially reasonable efforts to obtain any and all required regulatory and/or third-party approvals for the Restructuring Transactions;

(d)    use commercially reasonable efforts to actively oppose and object to the efforts of any person seeking to object to, delay, impede, or take any other action to interfere with the acceptance, implementation, or consummation of the Restructuring Transactions (including, if applicable, the timely filing of objections or written responses in a Chapter 11 Case) to the extent such opposition or objection is reasonably necessary or desirable to facilitate implementation of the Restructuring Transactions;

(e)    negotiate in good faith and use commercially reasonable efforts to execute and deliver the Definitive Documents and any other required agreements to effectuate and consummate the Restructuring Transactions as contemplated by this Agreement;

(f)    use commercially reasonable efforts to seek additional support for the Restructuring Transactions from their other material stakeholders to the extent reasonably prudent;

(g)    consult with the advisors to the Consenting Stakeholders regarding the implementation of the Restructuring Transactions and the development of Alternative Restructuring Proposals;

(h)    upon reasonable request of the Consenting Stakeholders, inform the advisors to the Consenting Stakeholders as to: (i) the status and progress of the Restructuring Transactions, including progress in relation to the negotiations of the Definitive Documents; and (ii) the status of obtaining any necessary or desirable authorizations (including any consents) from each Consenting Stakeholder, any competent judicial body, governmental authority, banking, taxation, supervisory, or regulatory body or any stock exchange;

(i)    inform counsel to the Consenting Stakeholders as soon as reasonably practicable after becoming aware of: (i) any event or circumstance that has occurred, or that is reasonably likely to occur (and if it did so occur), that would permit any Party to terminate, or would result in the termination of, this Agreement; (ii) any matter or circumstance which they know, or suspect is likely, to be a material impediment to the implementation or consummation of the Restructuring Transactions; (iii) any notice of any commencement of any material involuntary insolvency proceedings, legal suit for payment of debt or securement of security from or by any person in respect of any Company Party; (iv) a breach of this Agreement (including a breach by any Company Party); and (v) any representation or statement made or deemed to be made by them under this Agreement which is or proves to have been materially incorrect or misleading in any respect when made or deemed to be made;

(j)    (i) consult and coordinate in good faith with the Term Loan/PGN Group and the Term Loan/PGN Group Representatives regarding the Company Parties’ process to solicit, initiate, encourage, induce, negotiate, facilitate, continue, develop, or respond to any Alternative Restructuring Proposals (including with respect to the Term Loan/PGN Group’s and Term Loan/PGN Group Representatives’ involvement and participation in such activities); (ii) promptly share any Alternative Restructuring Proposal that the Company Parties receive with the Term Loan/PGN Group and/or the Term Loan/PGN Group Representatives unless the proponent of such Alternative Restructuring Proposal requires that such Alternative Restructuring Proposal not be shared with the Term Loan/PGN Group and/or the Term Loan/PGN Group Representatives; [(iii) include the Term Loan/PGN Group Representatives in all substantive in-person discussions, negotiations and meetings, and scheduled telephone conferences, to the extent reasonable advance notice is available, among Company Party professionals and third parties regarding Alternative Restructuring Proposals, unless the Company Parties determine in good faith otherwise;]2 and (iv) participate in no less than weekly (and more frequently if the Term Loan/PGN Group Representatives determine it is appropriate) calls with the Term Loan/PGN Group Representatives regarding the status and progress of the Company Parties’ efforts with respect to the development of any Alternative Restructuring Proposals;

(k)    use commercially reasonable efforts to provide the Term Loan/PGN Group Representatives with regular access to information regarding the operations of CCOH;

(l)    use commercially reasonable efforts to keep the 2021 Noteholder Group and Consenting Sponsors informed of any discussions regarding the development of any Alternative Restructuring Proposal;

[2]	[NTD: The Term Loan/PGN Group has proposed the following for 6.01(j)(iii): “include the Term Loan/PGN Group Representatives in all substantive in-person discussions, negotiations and meetings, and scheduled telephone conferences, to the extent reasonable advance notice is available, among Company Party professionals and third parties regarding Alternative Restructuring Proposals, unless (A) the proponent of such Alternative Restructuring Proposal requires that the Term Loan/PGN Group Representatives not be included in such in-person discussions, negotiations and meetings or telephone conferences or (B) the Chief Executive Officer or President/Chief Operating Officer/Chief Financial Officer of the Company Parties provides a request to the Term Loan/PGN Group Representatives that the Term Loan/PGN Group Representatives not participate in such in-person discussion, negotiation or meeting or telephone conference with such third party and the Term Loan/PGN Group Representatives, acting reasonably, will abide by such request;”]

(m)    use commercially reasonable efforts to maintain their good standing under the Laws of the state or other jurisdiction in which they are incorporated or organized;

(n)    use commercially reasonable efforts to operate their business in the ordinary course, taking into account the Restructuring Transactions; and

(o)    within two Business Days after the Agreement Effective Date, take all steps necessary to stay the Texas Litigation during the Agreement Effective Period.

6.02.    Negative Commitments. Except as set forth in Section 7, during the Agreement Effective Period, each of the Company Parties shall not directly or indirectly:

(a)     (i) object to or otherwise commence any proceeding opposing any of the terms of this Agreement (including the Restructuring Term Sheet) or (ii) commence any proceeding or prosecute, join in, or otherwise support any action to oppose, object to, or delay entry of the Confirmation Order;

(b)     take any action, or encourage any other person or Entity to take any action, that is inconsistent in any material respect with, or is intended to frustrate or impede approval, implementation and consummation of the Restructuring Transactions described in, this Agreement (including the Restructuring Term Sheet) or the Plan;

(c)     modify the Plan, in whole or in part, in a manner that is not consistent with this Agreement (including the Restructuring Term Sheet) in all material respects; or

(d)     file any motion, pleading, or Definitive Documents with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is not consistent with this Agreement (including the Restructuring Term Sheet) or the Plan.

Section 7.    Additional Provisions Regarding Company Parties’ Commitments.

7.01.    Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall require a Company Party or the board of directors, board of managers, members, or any similar governing body of a Company Party, after consulting with counsel, to take any action or to refrain from taking any action with respect to the Restructuring Transactions to the extent taking or failing to take such action would be inconsistent with applicable Law or its fiduciary obligations under applicable Law, and any such action or inaction pursuant to such exercise of fiduciary duties shall not be deemed to constitute a breach of this Agreement.

7.02.    Notwithstanding anything to the contrary in this Agreement, but subject to the terms of Sections 6.01(j) and 7.01, each Company Party and their respective directors, officers, employees, investment bankers, attorneys, accountants, consultants, and other advisors or representatives: shall have the rights to (1) consider, respond to, and facilitate Alternative Restructuring Proposals; (2) provide access to non-public information concerning any Company Party to any Entity or enter into confidentiality agreements or nondisclosure agreements with any Entity; (3) maintain or continue discussions or negotiations with respect to Alternative

Restructuring Proposals; (4) otherwise cooperate with, assist, participate in, or facilitate any inquiries, proposals, discussions, or negotiation of Alternative Restructuring Proposals; and (5) enter into or continue discussions or negotiations with holders of Claims against or Equity Interests in a Company Party regarding the Restructuring Transactions or Alternative Restructuring Proposals.

7.03.    Nothing in this Agreement shall (a) be construed to prohibit any Company Party from contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement, (b) be construed to prohibit any Company Party from appearing as a party in interest in any matter to be adjudicated in the Chapter 11 Cases, so long as such appearance and the positions advocated in connection therewith are not materially inconsistent with this Agreement and are not for the purpose of delaying, interfering, impeding, or taking any other action to delay, interfere or impede, directly or indirectly, with the Restructuring Transactions, (c) affect the ability of any Company Party to consult with any Consenting Stakeholder, (d) impair or waive the rights of any Company Party to assert or raise any objection permitted under this Agreement in connection with the Restructuring Transactions, (e) prevent any Company Party from enforcing this Agreement, (f) require any Company Party to incur any material financial or other material liability other than as expressly described in this Agreement, or (g) prohibit any Company Party from taking any action that is not inconsistent with this Agreement.

Section 8.    Transfer of Interests and Securities.

8.01.    During the Restricted Period, no Consenting Stakeholder shall Transfer any ownership (including any beneficial ownership as defined in the Rule 13d-3 under the Securities Exchange Act of 1934, as amended) in any Company Claims/Interests to any affiliated or unaffiliated party, including any party in which it may hold a direct or indirect beneficial interest, unless:

(a)    in the case of any Company Claims/Interests, the transferee is either (1) a qualified institutional buyer as defined in Rule 144A of the Securities Act, (2) a non-U.S. person in an offshore transaction as defined under Regulation S under the Securities Act, (3) an institutional accredited investor (as defined in the Rules), or (4) a Consenting Stakeholder;

(b)    either (i) the transferee executes and delivers to counsel to the Company Parties, at or before the time of the proposed Transfer, a Transfer Agreement or (ii) the transferee is a Consenting Stakeholder;

(c)    in the case of any Company Claims/Interests, the intended transferee, the intended transferee’s affiliates, and/or any unaffiliated third-party in which the intended transferee has beneficial ownership,3 or any group of persons acting pursuant to a plan or arrangement as described in Treasury Regulation Section 1.355-6(c)(4) (provided, however, that for purposes of this Section 8.01(c), none of the Consenting Stakeholders will be treated as acting pursuant to a plan or arrangement as a result of participating in the Plan and Restructuring Transactions), will

[3]

As used herein, the term “beneficial ownership” means the direct or indirect economic ownership of, and/or the power, whether by contract or otherwise, to direct the exercise of the voting rights and the disposition of, the Company Claims/Interests or the right to acquire such Claims or Equity Interests.

not, after giving effect to such Transfer, (A) have beneficial ownership of, in the aggregate, fifty percent (50%) or more of the Term Loan Credit Facility Claims and PGN Claims or (B) have, assuming the Restructuring Transactions were to be consummated immediately upon such Transfer, beneficial ownership of, in the aggregate, fifty percent (50%) or more of the Reorganized iHeart Equity or the equity interests in CCOH; and

(d)    in the case of any Equity Interests, such Transfer shall not, in the reasonable determination of iHeart, result in an “ownership change” of iHeart within the meaning of Section 382 of the Internal Revenue Code of 1986, as amended.

8.02.    Upon compliance with the requirements of Section 8.01, the transferor shall be deemed to relinquish its rights (and be released from its obligations) under this Agreement to the extent of the rights and obligations in respect of such transferred Company Claims/Interests. Any Transfer in violation of Section 8.01 shall be void ab initio and of no force or effect without further action by any party or the intended transferee, regardless of any prior notice provided to counsel to the Company Parties. A Consenting Stakeholder that makes a Transfer pursuant to Section 8.01(b)(ii) shall provide notice of such Transfer to the Company Parties as soon as reasonably practicable after such Transfer.

8.03.    This Agreement shall in no way be construed to preclude the Consenting Stakeholders from acquiring additional Company Claims/Interests (subject to Section 8.01(c)); provided, however, that (i) any Consenting Stakeholder that acquires additional Company Claims/Interests during the term of this Agreement shall promptly notify counsel to the Company Parties of such acquisition, including the amount of such acquisition; and (ii) such additional Company Claims/Interests shall automatically and immediately upon acquisition by a Consenting Stakeholder be deemed subject to the terms of this Agreement (regardless of when or whether notice of such acquisition is given to counsel to the Company Parties or counsel to the Consenting Stakeholders).

8.04.    Notwithstanding anything herein to the contrary, to the extent that a Consenting Stakeholder effects the Transfer of all of its Company Claims/Interests in accordance with this Agreement, such Consenting Stakeholder shall cease to be a Party to this Agreement in all respects and shall have no further obligations hereunder; provided, however, that if such Consenting Stakeholder acquires a Company Claim/Interest at any point thereafter, it shall be deemed to be a Party to this Agreement on the same terms as if it had not effected a Transfer of all of its Company Claims/Interests.

8.05.    This Section 8 shall not impose any obligation on any Company Party to issue any “cleansing letter” or otherwise publicly disclose information for the purpose of enabling a Consenting Stakeholder to Transfer any of its Company Claims/Interests. Notwithstanding anything to the contrary herein, to the extent a Company Party and another Party have entered into a Confidentiality Agreement, the terms of such Confidentiality Agreement shall continue to apply and remain in full force and effect according to its terms, and this Agreement does not supersede any rights or obligations otherwise arising under such Confidentiality Agreements.

8.06.    Notwithstanding Section 8.01, a Qualified Marketmaker that acquires any Company Claims/Interests with the purpose and intent of acting as a Qualified Marketmaker for such Company Claims/Interests shall not be required to execute and deliver a Transfer Agreement in respect of such Company Claims/Interests if (i) such Qualified Marketmaker subsequently transfers such Company Claims/Interests (by purchase, sale assignment, participation, or otherwise) within ten (10) Business Days of its acquisition to a transferee that is an entity that is not an affiliate, affiliated fund, or affiliated entity with a common investment advisor; (ii) the transferee otherwise is a Permitted Transferee under Section 8.01; and (iii) the transfer otherwise is a permitted transfer under Section 8.01. To the extent that a Consenting Stakeholder is acting in its capacity as a Qualified Marketmaker, it may Transfer (by purchase, sale, assignment, participation, or otherwise) any right, title or interests in Company Claims/Interests that the Qualified Marketmaker acquires from a holder of such Company Claims/Interests who is not a Consenting Stakeholder without the requirement that the transferee be a Permitted Transferee.

8.07.    Notwithstanding anything to the contrary in this Section 8, the restrictions on Transfer set forth in this Section 8 shall not apply to the grant of any liens or encumbrances on any claims and interests in favor of a bank or broker-dealer holding custody of such claims and interests in the ordinary course of business and which lien or encumbrance is released upon the Transfer of such claims and interests.

Section 9.    Representations and Warranties of Consenting Stakeholders. Each Consenting Stakeholder severally, and not jointly, represents and warrants that, as of the date such Consenting Stakeholder executes and delivers this Agreement:

(a)    it (i) is either (A) the sole beneficial owner of the principal amount of the Company Claims/Interests set forth below its signature to this Agreement, or (B) has (1) sole investment or voting discretion with respect to the principal amount of the Company Claims/Interests set forth below its signature to this Agreement, and (2) the power and authority to bind the beneficial owner(s) of such Company Claims/Interests to the terms of this Agreement, and (ii) holds no Claims that are not identified below its signature hereto;

(b)     it has the full power and authority to vote and consent to matters expressly contemplated by this Agreement concerning such Company Claims/Interests;

(c)    such Company Claims/Interests are free and clear of any pledge, Lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal, or other limitation on disposition, transfer, or encumbrances of any kind, that would prohibit such Consenting Stakeholder from performing any of its obligations under this Agreement at the time such obligations are required to be performed;

(d)    it has the full power to vote, approve changes to, and transfer all of its Company Claims/Interests referable to it as expressly required by this Agreement subject to applicable Law;

(e)    solely with respect to holders of Company Claims/Interests, (i) it is either (A) a qualified institutional buyer as defined in Rule 144A of the Securities Act, (B) not a U.S. person (as defined in Regulation S of the Securities Act) and is outside the United States within the meaning of Regulation S, or (C) an institutional accredited investor (as defined in Rule

501(a)(1), (2), (3), or (7) under the Securities Act), and (ii) any securities acquired by the Consenting Stakeholder in connection with the Restructuring Transactions will have been acquired for investment and not with a view to distribution or resale in violation of the Securities Act;

(f)    it will not beneficially or legally own, either directly or indirectly through its affiliates, any unaffiliated third-party in which it has a beneficial ownership, or any group of persons acting pursuant to a plan or arrangement as described in Treasury Regulation Section 1.355-6(c)(4) (provided, however, that for purposes of this Section 9(f), none of the Consenting Creditors will be treated as acting pursuant to a plan or arrangement as a result of participating in the Plan and Restructuring Transactions), in the aggregate, fifty percent (50%) or more of (A) the Term Loan Credit Facility Claims and PGN Claims or (B) the Reorganized iHeart Equity (as defined in the Restructuring Term Sheet) or the equity interests in CCOH.

Section 10.    Representations and Warranties of Company Parties. Each Company Party severally, and not jointly, represents and warrants that, as of the date such Company Party executes and delivers this Agreement:

(a)    to the best of its knowledge having made all reasonable inquiries, no order has been made, petition presented or resolution passed for the winding up of or appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of it or any other Company Party, and no analogous procedure has been commenced in any jurisdiction; and

(b)    it has not entered into any arrangement (including with any individual creditor thereunder, irrespective of whether it is or is to become a Consenting Creditor) on terms that are not reflected in the Restructuring Term Sheet.

Section 11.    Mutual Representations, Warranties, and Covenants. Each of the Parties represents, warrants, and covenants to each other Party, as of the date such Party executed and delivers this Agreement:

(a)    it is validly existing and in good standing under the Laws of the state of its organization, and this Agreement is a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable Laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability;

(b)    except as expressly provided in this Agreement (including the Restructuring Term Sheet), the Plan, and the Bankruptcy Code, no consent or approval is required by any other person or entity in order for it to effectuate the Restructuring Transactions contemplated by, and perform its respective obligations under, this Agreement;

(c)    the entry into and performance by it of, and the transactions contemplated by, this Agreement do not, and will not, conflict in any material respect with any Law or regulation applicable to it or with any of its articles of association, memorandum of association or other constitutional documents;

(d)    except as expressly provided in this Agreement, it has (or will have, at the relevant time) all requisite corporate or other power and authority to enter into, execute, and deliver this Agreement and to effectuate the Restructuring Transactions contemplated by, and perform its respective obligations under, this Agreement; and

(e)    except as expressly provided by this Agreement, it is not party to any restructuring or similar agreements or arrangements with the other Parties to this Agreement that have not been disclosed to all Parties to this Agreement.

Section 12.    Termination Events.

12.01.    Consenting Stakeholder Termination Events. This Agreement may be terminated (a) with respect to the Consenting Senior Creditors by the Required Consenting Senior Creditors, (b) with respect to the Consenting 2021 Noteholder Group Creditors by the Required Consenting 2021 Noteholders, and (c) with respect to the Consenting Sponsors by the Consenting Sponsors, in each case, by the delivery to the Company Parties of a written notice in accordance with Section 17.11 hereof upon the occurrence and continuation of any of the following events:

(a)    the breach in any material respect by a Company Party of any of the representations, warranties, or covenants of the Company Parties set forth in this Agreement that (i) is adverse to the Consenting Stakeholders seeking termination pursuant to this provision and (ii) remains uncured (to the extent curable) for ten (10) Business Days after such terminating Consenting Stakeholders transmit a written notice in accordance with Section 17.11 hereof detailing any such breach;

(b)    the Company Parties (i) withdraw the Plan or (ii) publicly announce their intention not to support the Restructuring Transactions;

(c)    any Company Party determines, pursuant to Section 7.01, that a Company Party or the board of directors, board of managers, members, or any similar governing body of a Company Party taking any action or refraining from taking any action with respect to the Restructuring Transactions would be inconsistent with applicable Law or its fiduciary obligations under applicable Law;

(d)    the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that (i) enjoins the consummation of a material portion of the Restructuring Transactions and (ii) remains in effect for fifteen (15) Business Days after such terminating Consenting Stakeholders transmit a written notice in accordance with Section 17.11 hereof detailing any such issuance; provided, that this termination right may not be exercised by any Party that sought or requested such ruling or order in contravention of any obligation set out in this Agreement;

(e)    the Bankruptcy Court enters an order denying confirmation of the Plan;

(f)    the entry of an order by the Bankruptcy Court, or the filing of a motion or application by any Company Party seeking an order (without the prior written consent of the Required Consenting Creditors and the Consenting Sponsors) (i) converting one or more of the

Chapter 11 Cases of a Company Party to a case under chapter 7 of the Bankruptcy Code, (ii) appointing an examiner with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code or a trustee in one or more of the Chapter 11 Cases of a Company Party, (iii) vacating the (interim or final, as applicable) Financing Order, (iv) rejecting this Agreement; or (v) dismissing one or more of the Chapter 11 Cases;

(g)    the Bankruptcy Court enters an order or in an oral decision delivered from the bench finding, determining, or concluding that the classification of the Junior Debt Claims under the Plan will not be approved by the Bankruptcy Court for any reason or does not comply with the requirements of the Bankruptcy Code;

(h)    the failure of any Milestone to occur as and when specified in the Restructuring Term Sheet;

(i)    a termination of the Company Parties’ right to consensually use cash collateral following the occurrence of a Termination Event as defined in the (interim or final, as applicable) Financing Order; or

(j)    solely with respect to the Required Consenting Senior Creditors, if any of the Texas Litigation is not fully and completely stayed on any day that is three or more Business Days after the Agreement Effective Date, other than to the extent that any court in which the Texas Litigation is pending requests any party to provide status reports, attend status conferences, and/or take any other administrative or ministerial action.

12.02.    Company Party Termination Events. Any Company Party may terminate this Agreement as to all Parties upon prior written notice to all Parties in accordance with Section 17.11 hereof upon the occurrence of any of the following events:

(a)    the breach in any material respect by one or more of the Consenting Stakeholders of any provision set forth in this Agreement that remains uncured for a period of ten (10) Business Days after the receipt by the Consenting Stakeholders of notice of such breach; provided that termination of this Agreement shall only be with respect to such breaching Party; provided further that this Agreement may only be terminated as to all Parties if non-breaching Consenting Stakeholders with power to vote in favor of the Plan hold less than two-thirds of each of: (i) the Term Loan Credit Facility Claims and the PGN Claims and (ii) the Junior Debt Claims, excluding any Junior Debt Claims held by Company Parties or their Affiliates who are not Consenting Sponsors (in each case, measured by notional value).

(b)    the board of directors, board of managers, or such similar governing body of any Company Party determines, after consulting with counsel, (i) that proceeding with any of the Restructuring Transactions would be inconsistent with the exercise of its fiduciary duties or applicable Law or (ii) in the exercise of its fiduciary duties, to pursue an Alternative Restructuring Proposal;

(c)    the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that (i) enjoins the consummation of a material portion of the Restructuring Transactions and (ii) remains in effect for fifteen (15) Business Days after such terminating Company Party transmits a written notice in accordance with Section 17.11 hereof detailing any such issuance; provided, that this termination right shall not apply to or be exercised by any Company Party that sought or requested such ruling or order in contravention of any obligation or restriction set out in this Agreement; or

(d)    the Bankruptcy Court enters an order denying confirmation of the Plan.

12.03.    Mutual Termination. This Agreement, and the obligations of all Parties hereunder, may be terminated by mutual written agreement among all of the following: (a) the Required Consenting Creditors; (b) the Consenting Sponsors; and (c) each Company Party.

12.04.    Automatic Termination. This Agreement shall terminate automatically without any further required action or notice on the earlier of (i) the Outside Date and (ii) the Restructuring Effective Date.

12.05.    Effect of Termination. Except as set forth in Section 17.19, upon the occurrence of a Termination Date as to a Party, this Agreement shall be of no further force and effect as to such Party and each Party subject to such termination shall be released from its commitments, undertakings, and agreements under or related to this Agreement and shall have the rights and remedies that it would have had, had it not entered into this Agreement, and shall be entitled to take all actions, whether with respect to the Restructuring Transactions or otherwise, that it would have been entitled to take had it not entered into this Agreement, including with respect to any and all Claims or Causes of Action. Upon the occurrence of a Termination Date prior to the Confirmation Order being entered by a Bankruptcy Court, any and all consents or ballots tendered by the Parties subject to such termination before a Termination Date shall be deemed, for all purposes, to be null and void from the first instance and shall not be considered or otherwise used in any manner by the Parties in connection with the Restructuring Transactions and this Agreement or otherwise; provided, however, any Consenting Stakeholder withdrawing or changing its vote pursuant to Section 5(h) shall promptly provide written notice of such withdrawal or change to each other Party to this Agreement and, if such withdrawal or change occurs on or after the Petition Date, file notice of such withdrawal or change with the Bankruptcy Court. Nothing in this Agreement shall be construed as prohibiting a Company Party or any of the Consenting Stakeholders from contesting whether any such termination is in accordance with its terms or to seek enforcement of any rights under this Agreement that arose or existed before a Termination Date. Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict (a) any right of any Company Party or the ability of any Company Party to protect and reserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any Consenting Stakeholder, and (b) any right of any Consenting Stakeholder, or the ability of any Consenting Stakeholder, to protect and preserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any Company Party or Consenting Stakeholder. No purported termination of this Agreement shall be effective under this Section 12 or otherwise if the Party seeking to terminate this Agreement is in material breach of this Agreement, except a termination pursuant to Section 12.02(b) or Section 12.02(d). Nothing in this Section 12.05 shall restrict any Company Party’s right to terminate this Agreement in accordance with Section 12.02(b) or Section 12.02(d). Notwithstanding anything in this Agreement to the contrary, termination by the Consenting Sponsors shall constitute termination by any Affiliate of a Consenting Sponsor that holds Term Loan Credit Facility Claims or PGN Claims unless otherwise agreed to by the Consenting Sponsor.

Section 13.    Release Support.

13.01.    Each Consenting Stakeholder shall (a) support, and shall not directly or indirectly object to or commence, join, or otherwise support any proceeding or action opposing, the releases set forth in the Plan, (b) to the extent it is permitted to elect whether to opt out of the releases set forth in the Plan or any other chapter 11 plan, elect not to opt out of the releases set forth in the Plan or any other chapter 11 plan by timely delivering its duly executed and completed ballot(s) indicating such election, and (c) not change, withdraw, amend, or revoke (or cause to be changed, withdrawn, amended, or revoked) any election referred to in the immediately preceding clause (b).

Section 14.    Consistent Alternative Proposal. Each Consenting Stakeholder (severally and not jointly) agrees in respect of all of its Company Claims/Interests to support, and to not directly or indirectly object to or commence, join, or otherwise support any proceeding or action opposing, any Consistent Alternative Proposal, to the same extent as with respect to the Restructuring Transactions under this Agreement. For the avoidance of doubt, any and all Parties’ rights, claims, and defenses with respect to whether an Alternative Restructuring Proposal is a Consistent Alternative Proposal are reserved, and nothing herein shall be deemed as barring any party from bringing any action to determine whether or not any such Alternative Restructuring Proposal is a Consistent Alternative Proposal.

Section 15.    Cooperation.

15.01.    During the Chapter 11 Cases, the Company Parties and the Consenting Stakeholders shall use reasonable best efforts to provide counsel to the Parties with advanced drafts of all material motions, applications, and other documents that the Company Parties or the Consenting Stakeholders intend to file with the Bankruptcy Court, as soon as reasonably practicable under the circumstances.

Section 16.    Amendments and Waivers.

(a)    This Agreement may not be modified, amended, or supplemented, and no condition or requirement of this Agreement may be waived, in any manner except in accordance with this Section 16.

(b)    This Agreement may be modified, amended, or supplemented, or a condition or requirement of this Agreement may be waived, in a writing signed by: (a) each Company Party and (b) the following Parties, solely with respect to any modification, amendment, waiver or supplement that adversely affects the rights, obligations, or treatment of such Parties and unless otherwise specified in this Agreement: (i) the Required Consenting 2021 Noteholders; (ii) the Required Consenting Senior Creditors, and (iii) the Consenting Sponsors; provided, however, that if the proposed modification, amendment, waiver, or supplement has a material, disproportionate (as compared to other Consenting Stakeholders holding claims within the same class as provided for in the Restructuring Term Sheet) and adverse effect on any of the Company Claims/Interests held by such Consenting Stakeholders (including, without limitation, any disparate treatment with respect to the releases set forth in Section 13), then the consent of each such affected Consenting Stakeholder shall also be required to effectuate such modification, amendment, waiver, or supplement. The waiver or amendment of the Outside Date shall require the agreement of each Consenting Stakeholder and the Company Parties, provided that if the Parties have otherwise complied with the terms of the Definitive Documents and all other events and actions necessary for the occurrence of the Restructuring Effective Date have occurred other than the receipt of regulatory or other approval of a governmental unit necessary for the occurrence of the Restructuring Effective Date, the Outside Date may be extended with the consent of the Company Parties and the Required Consenting Creditors.

(c)    Any proposed modification, amendment, waiver or supplement that does not comply with this Section 16 shall be ineffective and void ab initio.

(d)    The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy under this Agreement shall operate as a waiver of any such right, power or remedy or any provision of this Agreement, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise of such right, power or remedy or the exercise of any other right, power or remedy. All remedies under this Agreement are cumulative and are not exclusive of any other remedies provided by Law.

Section 17.    Miscellaneous.

17.01.    Acknowledgement. Notwithstanding any other provision herein, this Agreement is not and shall not be deemed to be an offer with respect to any securities or solicitation of votes for the acceptance of a plan of reorganization for purposes of sections 1125 and 1126 of the Bankruptcy Code or otherwise. Any such offer or solicitation will be made only in compliance with all applicable securities Laws, provisions of the Bankruptcy Code, and/or other applicable Law.

17.02.    Exhibits Incorporated by Reference; Conflicts. Each of the exhibits, annexes, signatures pages, and schedules attached hereto is expressly incorporated herein and made a part of this Agreement, and all references to this Agreement shall include such exhibits, annexes, and schedules. In the event of any inconsistency between this Agreement (without reference to the exhibits, annexes, and schedules hereto) and the exhibits, annexes, and schedules hereto, this Agreement (without reference to the exhibits, annexes, and schedules thereto) shall govern.

17.03.    Publicity. As soon as reasonably practicable following the date hereof, the Company Parties shall disseminate a press release disclosing the existence of this Agreement and the terms hereof and of the Plan (including any schedules and exhibits thereto that are filed with the Bankruptcy Court on the Petition Date), but without executed signature pages and with such redactions as may be reasonably requested by counsel to any Party to maintain the confidentiality of the Parties. The Company Parties shall submit drafts to counsel to the Consenting

Stakeholders of any press releases and public documents that constitute disclosure of the existence or terms of this Agreement or any amendment to the terms of this Agreement at least three (3) calendar days prior to making any such disclosure and shall afford them a reasonable opportunity under the circumstances to comment on such documents and disclosures, final versions of which shall be reasonably satisfactory to the Requisite Consenting Creditors.

17.04.    Further Assurances. Subject to the other terms of this Agreement, the Parties agree to execute and deliver such other instruments and perform such acts, in addition to the matters herein specified, as may be reasonably appropriate or necessary, or as may be required by order of the Bankruptcy Court, from time to time, to effectuate the Restructuring Transactions, as applicable.

17.05.    Complete Agreement. Except as otherwise explicitly provided herein, this Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior negotiations, understandings, and agreements, whether oral or written, among the Parties with respect thereto, other than any Confidentiality Agreement.

17.06.    GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM. THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF. Each Party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement, to the extent possible, in the Bankruptcy Court, and solely in connection with claims arising under this Agreement: (a) irrevocably submits to the exclusive jurisdiction of the Bankruptcy Court; (b) waives any objection to laying venue in any such action or proceeding in the Bankruptcy Court; and (c) waives any objection that the Bankruptcy Court is an inconvenient forum or does not have jurisdiction over any Party hereto.

17.07.    TRIAL BY JURY WAIVER. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

17.08.    Execution of Agreement. This Agreement may be executed and delivered in any number of counterparts and by way of electronic signature and delivery, each such counterpart, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement. Except as expressly provided in this Agreement, each individual executing this Agreement on behalf of a Party has been duly authorized and empowered to execute and deliver this Agreement on behalf of said Party.

17.09.    Rules of Construction. This Agreement is the product of negotiations among the Company Parties and the Consenting Stakeholders, and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof. The Company Parties and the Consenting Stakeholders were each represented by counsel during the negotiations and drafting of this Agreement and continue to be represented by counsel.

17.10.    Successors and Assigns; Third Parties. This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors and permitted assigns, as applicable. There are no third party beneficiaries under this Agreement, and the rights or obligations of any Party under this Agreement may not be assigned, delegated, or transferred to any other person or entity.

17.11.    Notices. All notices hereunder shall be deemed given if in writing and delivered, if sent by electronic mail, courier, or registered or certified mail (return receipt requested) to the following addresses (or at such other addresses as shall be specified by like notice):

(a)    if to a Company Party, to:

iHeartMedia, Inc.

20880 Stone Oak Parkway

San Antonio, Texas, 78258

Attention: Robert Walls, General Counsel

with copies for information only (which shall not constitute notice) to:

Kirkland & Ellis LLP

300 North LaSalle Street

Chicago, IL 60654

Attention: Anup Sathy, P.C., William A. Guerrieri, Brian D. Wolfe, and

Benjamin M. Rhode

E-mail address: anup.sathy@kirkland.com; will.guerrieri@kirkland.com;

brian.wolfe@kirkland.com; and benjamin.rhode@kirkland.com

and

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attention: Christopher J. Marcus, P.C. and AnnElyse S. Gibbons

E-mail address: christopher.marcus@kirkland.com and annelyse.gibbons@kirkland.com if to a Consenting Creditor that is a member of the Term Loan/PGN Group, to the notice details identified on that Consenting Creditor’s signature page to this Agreement or its Transfer Agreement, with a copy (which shall not constitute notice unless otherwise specified herein) to:

Jones Day

555 South Flower Street

Fiftieth Floor

Los Angeles, California 90071

Attention: Bruce Bennett, Joshua M. Mester, and James Johnston

Email address: bbennett@jonesday.com; jmester@jonesday.com; jjohnston@jonesday.com

(b)    if to a Consenting Creditor that is a member of the Term Lender Group, to the notice details identified on that Consenting Creditor’s signature page to this Agreement or its Transfer Agreement, with a copy (which shall not constitute notice unless otherwise specified herein) to:

Arnold & Porter Kaye Scholer LLP

70 W. Madison Street

Chicago, IL 60602

Attention: Michael D. Messersmith

Email address: michael.messersmith@arnoldporter.com

and

Arnold & Porter Kaye Scholer LLP

250 W. 55th Street

New York, NY 10019

Attention: Alan Glantz

E-mail address: alan.glantz@arnoldporter.com

(c)    if to a Consenting 2021 Noteholder that is a member of the 2021 Noteholder Group, to the notice details identified on that Consenting Creditor’s signature page to this Agreement or its Transfer Agreement, with a copy (which shall not constitute notice unless otherwise specified herein) to

Gibson, Dunn & Crutcher LLP

333 South Grand Avenue

Los Angeles, California 90071

Attention: Robert Klyman and Matthew J. Williams

Email address: rklyman@gibsondunn.com; mjwilliams@gibsondunn.com

(d)    if to a Consenting Sponsor, to the notice details identified on that Consenting Sponsor’s signature page to this Agreement or its Transfer Agreement, with a copy (which shall not constitute notice unless otherwise specified herein) to

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Attention: Matthew S. Barr, Jacqueline Marcus, and Gabriel A. Morgan

Email address: matt.barr@weil.com; Jacqueline.marcus@weil.com; and Gabriel.morgan@weil.com

Any notice given by delivery, mail, or courier shall be effective when received.

17.12.    Independent Due Diligence and Decision Making. Each Consenting Stakeholder hereby confirms that its decision to execute this Agreement has been based upon its independent investigation of the operations, businesses, financial and other conditions, and prospects of the Company Parties.

17.13.    Enforceability of Agreement. Each of the Parties to the extent enforceable waives any right to assert that the exercise of termination rights under this Agreement is subject to the automatic stay provisions of the Bankruptcy Code, and expressly stipulates and consents hereunder to the prospective modification of the automatic stay provisions of the Bankruptcy Code for purposes of exercising termination rights under this Agreement, to the extent the Bankruptcy Court determines that such relief is required.

17.14.    Waiver. If the Restructuring Transactions are not consummated, or if this Agreement is terminated for any reason, the Parties fully reserve any and all of their rights, remedies, claims, and defenses. This Agreement is part of a proposed settlement of matters that could otherwise be the subject of litigation among the Parties hereto. Nothing herein shall be deemed an admission of any kind. Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms or the payment of damages to which a Party may be entitled under this Agreement.

17.15.    Specific Performance. It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party, and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief (without the posting of any bond and without proof of actual damages) as a remedy of any such breach, including an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder.

17.16.    Relationship Among Parties. Except where otherwise specified, the agreements, representations, warranties, and obligations of the Parties under this Agreement are, in all respects, several and not joint. No Party shall, as a result of its entering into and performing its obligations under this Agreement, be deemed to be part of a “group” (as that term is used in section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder) with any of the other Parties. It is understood and agreed that no Consenting Stakeholder has any duty of trust or confidence in any kind or form with any other Consenting Stakeholder, and, except as expressly provided in this Agreement, there are no commitments among or between them. In this regard, it is understood and agreed that any Consenting Stakeholder may trade in the Company Claims/Interests without the consent of the Company Parties, any other Consenting Stakeholder, subject to applicable securities laws, the terms of this Agreement, and the terms of the Term Loan Credit Facility, PGNs, or 2021 Notes, as applicable; provided, however, that no Consenting Stakeholder shall have any responsibility for any such trading to any other entity by virtue of this Agreement. No prior history, pattern, or practice of sharing confidences among or between the Consenting Stakeholders shall in any way affect or negate this understanding and agreement.

17.17.    Severability and Construction. If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the remaining provisions shall remain in full force and effect if essential terms and conditions of this Agreement for each Party remain valid, binding, and enforceable.

17.18.    Remedies Cumulative. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at Law or in equity shall be cumulative and not alternative, and the exercise of any right, power, or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party.

17.19.    Survival. Notwithstanding (a) any Transfer of any Company Claims/Interests in accordance with Section 8 or (b) the termination of this Agreement in accordance with its terms, the agreements and obligations of the Parties in Section 17 and the Confidentiality Agreements shall survive such Transfer and/or termination and shall continue in full force and effect for the benefit of the Parties in accordance with the terms hereof and thereof.

17.20.    Capacities of Consenting Stakeholders. Each Consenting Stakeholder has entered into this agreement on account of all Company Claims/Interests that it holds (directly or through discretionary accounts that it manages or advises) and, except where otherwise specified in this Agreement, shall take or refrain from taking all actions that it is obligated to take or refrain from taking under this Agreement with respect to all such Company Claims/Interests.

17.21.    Consents and Acceptances. Where a written consent, acceptance, or approval is required pursuant to or contemplated by this Agreement, pursuant to Section 3.02, Section 16, or otherwise, including a written approval by the Company Parties, the Required Consenting Creditors, or the Consenting Sponsors, such written consent, acceptance, or approval shall be deemed to have occurred if, by agreement between counsel to the Parties submitting and receiving such consent, acceptance, or approval, it is conveyed in writing (including electronic mail) between each such counsel without representations or warranties of any kind on behalf of such counsel.

17.22.    Accession. After the date hereof, additional holders of Term Loan Credit Facility Claims, PGN Claims, 2021 Note Claims, and Equity Interests may become Consenting Stakeholders by agreeing in writing to be bound by the terms of this Agreement by executing a counterpart signature page to this Agreement and delivering such signature page in accordance with Section 17.11 of this Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the day and year first above written.

Company Parties’ Signature Page to

the Restructuring Support Agreement

IHEARTMEDIA, INC.

AM/FM BROADCASTING LICENSES, LLC

AM/FM BROADCASTING, INC.

AM/FM OPERATING, INC.

AM/FM RADIO LICENSES, LLC

AM/FM TEXAS BROADCASTING, LP

AM/FM TEXAS LICENSES, LLC

AM/FM TEXAS, LLC

CAPSTAR RADIO OPERATING COMPANY

CAPSTAR TX, LLC

CC BROADCAST HOLDINGS, INC.

CC FINCO HOLDINGS, LLC

CC LICENSES, LLC

CHRISTAL RADIO STATIONS, INC.

CINE GUARANTORS II, INC.

CITICASTERS CO.

CITICASTERS LICENSES, INC.

CLEAR CHANNEL BROADCASTING LICENSES, INC.

CLEAR CHANNEL HOLDINGS, INC.

CLEAR CHANNEL INVESTMENTS, INC.

CLEAR CHANNEL METRO, LLC

CLEAR CHANNEL MEXICO HOLDINGS, INC.

CLEAR CHANNEL REAL ESTATE, LLC

CRITICAL MASS MEDIA, INC.

IHEARTCOMMUNICATIONS, INC.

IHEARTMEDIA + ENTERTAINMENTS, INC.

IHEARTMEDIA CAPITAL I, LLC

IHEARTMEDIA CAPITAL II, LLC

IHEARTMEDIA MANAGEMENT SERVICES, INC.

IHM IDENTITY, INC.

KATZ COMMUNICATIONS, INC.

KATZ MEDIA GROUP, INC.

KATZ MILLENNIUM SALES & MARKETING, INC.

KATZ NET RADIO SALES, INC.

M STREET CORPORATION

PREMIERE NETWORKS, INC.

TERRESTRIAL RF LICENSING, INC.

TTWN MEDIA NETWORKS, LLC

TTWN NETWORKS, LLC

Company Parties’ Signature Page to

the Restructuring Support Agreement

IHEARTMEDIA, INC.

By:
Name:
Authorized Signatory

Consenting Stakeholder Signature Page to

the Restructuring Support Agreement

[CONSENTING STAKEHOLDER]

Name:
Title:

Address:

E-mail address(es):

Aggregate Amounts Beneficially Owned or Managed on Account of:
2021 Notes
Legacy Notes 2019 PGNs
Other PGNs
Term Loan Credit Facility
Equity Interests
- Class A Shares
- Class B Shares
- Class C Shares

EXHIBIT A

Term Sheet

EXHIBIT B

Transfer Agreement

PROVISION FOR TRANSFER AGREEMENT

The undersigned (“Transferee”) (a) hereby acknowledges that it has read and understands the Restructuring Support Agreement, dated as of                      (the “Agreement”),1 by and among the Company Parties and each of the Consenting Stakeholders party thereto, (b) desires to acquire the Claims described below (the “Transferred Claims”) from one of the Consenting Stakeholders (the “Transferor”), and (c) hereby irrevocably agrees to be bound by the terms and conditions of the Agreement to the same extent the Transferor was thereby bound with respect to the Transferred Claims, and shall be deemed a “Consenting Stakeholder” and a [“Consenting Creditor”] / [“Consenting Sponsor”] under the terms of the Agreement.

The Transferee hereby specifically and irrevocably agrees (i) to be bound by the terms and conditions of the Agreement, to the same extent applicable to the Transferred Claims, (ii) to be bound by the vote of the Transferor if cast prior to the effectiveness of the transfer of the Transferred Claims, except as otherwise provided in the Agreement, and (iii) that each of the Parties shall be an express third-party beneficiary of this Provision for Transfer Agreement and shall have the same recourse against the Transferee under the Agreement as such Party would have had against the Transferor with respect to the Transferred Claims.

Date Executed:                ,

Print name of Transferee

Name:
Title:

Address:

Attention:
Telephone:
Facsimile:

[1]	Capitalized terms used but not defined herein shall have the meanings given to such terms elsewhere in the Agreement.

Principal Amount Held
Claim Type	Amount

Schedule 1

Company Parties

1.	AM/FM Broadcasting Licenses, LLC
2.	AM/FM Broadcasting, Inc.
3.	AM/FM Operating, Inc.
4.	AM/FM Radio Licenses, LLC
5.	AM/FM Texas Broadcasting, LP
6.	AM/FM Texas Licenses, LLC
7.	AM/FM Texas, LLC
8.	Capstar Radio Operating Company
9.	Capstar TX, LLC
10.	CC Broadcast Holdings, Inc.
11.	CC Finco Holdings, LLC
12.	CC Licenses, LLC
13.	Christal Radio Stations, Inc.
14.	Cine Guarantors II, Inc.
15.	Citicasters Co.
16.	Citicasters Licenses, Inc.
17.	Clear Channel Broadcasting Licenses, Inc.
18.	Clear Channel Holdings, Inc.
19.	Clear Channel Investments, Inc.
20.	Clear Channel Metro, LLC
21.	Clear Channel Mexico Holdings, Inc.
22.	Clear Channel Real Estate, LLC
23.	Critical Mass Media, Inc.
24.	iHeartCommunications, Inc.
25.	iHeartMedia + Entertainments, Inc.
26.	iHeartMedia Capital I, LLC
27.	iHeartMedia Capital II, LLC
28.	iHeartMedia, Inc.
29.	iHeartMedia Management Services, Inc.
30.	iHM Identity, Inc.
31.	Katz Communications, Inc.
32.	Katz Media Group, Inc.
33.	Katz Millennium Sales & Marketing, Inc.
34.	Katz Net Radio Sales, Inc.
35.	M Street Corporation
36.	Premiere Networks, Inc.
37.	Terrestrial RF Licensing, Inc.
38.	TTWN Media Networks, LLC
39.	TTWN Networks, LLC